Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Timothy.Perrott@officedepot.com	Danny.Jovic@officedepot.com

OFFICE DEPOT ANNOUNCES SUCCESSFUL DEBT REPRICING AND

NEW $100 MILLION STOCK REPURCHASE PROGRAM

•	Borrowing Rate on Term Loan Reduced by 175 Basis Points

•	Outstanding Debt Balance Reduced by Approximately $200 Million

•	Expect Annual Net Interest Expense Savings of Approximately $21 Million

•	Authorized to Repurchase up to $100 Million of Common Stock

Boca Raton, Fla. November 20, 2018 – Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading omni-channel provider of business services and supplies, products and technology solutions, today announced that it has successfully repriced its Term Loan Credit Agreement due 2022 (“term loan”). As part of the repricing, the Company will repay approximately $200 million of the outstanding term loan, bringing the outstanding balance to $500 million. In addition, its Board of Directors has authorized a new stock repurchase program for up to $100 million of its outstanding common stock beginning January 1, 2019.

“We are pleased that our continued business momentum and strong cash flow generation has enabled us to negotiate a significant reduction in annual interest expense,” said Gerry Smith, chief executive officer of Office Depot. “The strong cash balance that we have built this year also allows us to utilize a portion of our liquidity position to reduce outstanding debt and opportunistically repurchase stock in the future, while still investing in the growth of our business. I’m very pleased with the transformation that is underway at Office Depot and we remain committed to our balanced approach to capital allocation and driving total shareholder returns.”

The Company entered into an amendment to its term loan that reduced the applicable interest rate margin by 175 basis points to LIBOR plus 525 basis points effective November 21, 2018. All other material provisions of the term loan remain unchanged. In conjunction with the repricing, the Company also will make a voluntary repayment under the term loan of $194 million, reducing the current outstanding principal amount to $500 million. The reduction of applicable interest rate margin and voluntary repayment are expected to result in net annual interest expense savings of approximately $21 million in 2019 and $79 million over the remaining life of the term loan (before transaction-related costs).

As part of the Company’s ongoing commitment to increasing shareholder value, the Board of Directors has approved a new $100 million stock repurchase authorization effective January 1,

2019. The new stock repurchase program will follow the Company’s current program, which expires on December 31, 2018. As of September 29, 2018, $41 million remained available for stock repurchases under the current program. The authorization permits the company to repurchase common stock from time-to-time through a combination of open market repurchases, privately negotiated transactions, 10b5-1 trading plans, accelerated stock repurchase transactions and/or other derivative transactions. The new stock repurchase program, which extends until the end of 2020, may be suspended or discontinued at any time. The exact number and timing of share repurchases will depend on market conditions and other factors, and will be funded through available cash balances.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated omni-channel platform of approximately 1,400 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot and share repurchases under the new stock repurchase program, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will result in the benefits anticipated; the risk that Office Depot may not be able to realize the anticipated benefits of the CompuCom transaction due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; inability to maintain a relevant omni-channel experience for customers; impact of weather events on Office Depot’s business; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the international operations; fluctuations in foreign currency exchange rates; changes in credit ratings; risks related to our indebtedness, including our ability to meet certain financial covenants in the debt instruments; unanticipated downturns in business relationships with customers or terms with the Company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; failure to maintain the security of our information technology systems, including personally identifiable information and other data; volatility in the market price for our stock; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs, policies and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.